                                                                  EXHIBIT (a)(1)
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                          GIGA INFORMATION GROUP, INC.
                                       AT

                              $4.75 NET PER SHARE
                                       BY

                          WHITCOMB ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                            FORRESTER RESEARCH, INC.

                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
                           MONDAY, FEBRUARY 24, 2003,
                         UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 20, 2003 (THE "MERGER AGREEMENT"), AMONG FORRESTER RESEARCH, INC., WHITCOMB ACQUISITION CORP. AND GIGA INFORMATION GROUP, INC. (THE "COMPANY" OR "GIGA"). THE BOARD OF DIRECTORS OF THE COMPANY (I) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER TO PURCHASE FOR CASH (THE "OFFER") ALL OUTSTANDING SHARES OF COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS) (THE "SHARES") OF THE COMPANY AND THE MERGER (THE "MERGER"), EACH AS DESCRIBED HEREIN, (II) HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE STOCKHOLDERS OF THE COMPANY AND THAT THE MERGER IS ADVISABLE, AND (III) UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                             ---------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT MORE THAN FIFTY PERCENT OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS, AND (II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 14 -- "CERTAIN CONDITIONS OF THE OFFER" OF THIS OFFER TO PURCHASE.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

January 27, 2003

                                   IMPORTANT

     Stockholders desiring to tender all or any portion of their Shares should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have their signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to EquiServe Trust Company, N.A. (the "Depositary") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2 of this Offer to Purchase, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2 of this Offer to Purchase, in each case prior to the expiration of the Offer, or (2) request their broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if they desire to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2 of this Offer to Purchase.

     A summary of the principal terms of the Offer appears on pages 1-5 of this Offer to Purchase.

     Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be obtained from the Information Agent or from brokers, dealers, banks, trust companies or other nominees.

                               TABLE OF CONTENTS

                                                                    PAGE NO.
                                                                    --------
SUMMARY TERM SHEET...............................................        1
INTRODUCTION.....................................................        6
THE TENDER OFFER.................................................        7
1.   Terms of the Offer..........................................        7
2.   Procedures for Tendering Shares.............................        9
3.   Withdrawal Rights...........................................       13
4.   Acceptance for Payment and Payment..........................       13
5.   Certain U.S. Federal Income Tax Consequences................       14
6.   Price Range of the Shares; Dividends on the Shares..........       15
7.   Effect of the Offer on the Market for the Shares; Share            16
     Quotation; Exchange Act Registration; Margin Regulations....
8.   Certain Information Concerning the Company..................       16
9.   Certain Information Concerning Parent and the Purchaser.....       17
10.  Source and Amount of Funds..................................       18
11.  Contacts and Transactions with the Company; Background of          18
     the Offer...................................................
12.  Purpose of the Offer; the Merger Agreement; Plans for the          19
     Company.....................................................
13.  Dividends and Distributions.................................       32
14.  Certain Conditions of the Offer.............................       32
15.  Certain Legal Matters.......................................       33
16.  Fees and Expenses...........................................       35
17.  Miscellaneous...............................................       36
APPENDIX I -- DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE
              PURCHASER..........................................      I-1
APPENDIX II -- SECTION 262 OF THE DELAWARE GENERAL CORPORATION
               LAW -- RIGHTS OF APPRAISAL........................     II-1

                               SUMMARY TERM SHEET

     Whitcomb Acquisition Corp. is offering to purchase all of the outstanding common stock (including the associated preferred stock purchase rights) of Giga Information Group, Inc. for $4.75 net per share, in cash. The following are some of the questions you, as a stockholder of Giga Information Group, Inc., or "Giga", may have and answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

- WHO IS OFFERING TO BUY MY SHARES?

     Our name is Whitcomb Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the outstanding common stock of Giga. We are a wholly owned subsidiary of Forrester Research, Inc., or "Forrester", a Delaware corporation. See "Introduction" and Section 9 -- "Certain Information Concerning Parent and the Purchaser" -- of this offer to purchase.

- WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     We are seeking to purchase all of Giga's outstanding shares of common stock. See "Introduction" and Section 1 -- "Terms of the Offer" -- of this offer to purchase.

- HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $4.75 per share, net to you, in cash. If you are the record owner of your shares and you tender them to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1 -- "Terms of the Offer" -- of this offer to purchase.

- HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES IN THE OFFER?

     Yes. Shareholders holding 2,926,445 shares of Giga common stock have entered into tender agreements in which they have agreed to tender their shares in the offer and vote in favor of the merger. These shares represented approximately 27% of the total outstanding shares as of January 20, 2003 and approximately 19% of the fully diluted shares. See Section 12 -- "Purpose of the Offer; the Merger Agreement; Plans for the Company -- Tender Agreements" -- of this offer to purchase.

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. We will need approximately $62 million to purchase all shares of Giga common stock pursuant to the offer and the merger and to pay related fees. Forrester, our parent company, will provide us with these funds. The offer is not conditioned upon any financing arrangements. See Section 10 -- "Source and Amount of Funds" -- of this offer to purchase.

- IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

     - the offer is being made for all outstanding shares solely for cash,

     - because Forrester currently has sufficient cash on hand, the offer is not subject to any financing condition, and

     - if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

-  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have until 12:00 midnight, New York City time, on Monday, February 24, 2003, to tender your shares in the offer, unless the expiration date of the offer is extended. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See
Section 1 -- "Terms of the Offer" -- and Section 2 -- "Procedures for Tendering Shares" -- of this offer to purchase.

- CAN THE OFFER BE EXTENDED AND, IF SO, UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the merger agreement, we can extend the offer. We have also agreed in the merger agreement that at Giga's request:

     - if fifty percent or less of the shares outstanding on a fully diluted basis have been tendered, we will extend the offer in such increments as we may determine until this condition is satisfied or waived, or until we reasonably determine after March 31, 2003 that the condition is not capable of being satisfied or until the merger agreement is terminated in accordance with its terms; however, we are not required to extend the offer beyond April 30, 2003;

     - if any waiting period under applicable antitrust laws has not expired or been terminated at the scheduled expiration date of the offer, we will extend the offer in such increments as we may determine until the expiration of the applicable waiting period or until the merger agreement is terminated in accordance with its terms; however, we are not required to extend the offer beyond April 30, 2003;

     - if Giga fails to comply with or perform any of its obligations, agreements or covenants under the merger agreement, and the cure period relating to the failure has not expired, we will extend the offer in such increments as we may determine until the failure is cured or expiration of the cure period expires or until the merger agreement is terminated in accordance with its terms, whichever occurs first; however, we are not required to extend the offer beyond April 30, 2003; and

     - if Giga delivers a notice stating that it received a superior acquisition proposal by another company within three business days of the scheduled expiration date of the offer, we will extend the offer for at least three business days.

     We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive payment for validly tendered shares. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

     See Section 1 -- "Terms of the Offer" -- and Section 12 -- "Purpose of the Offer; the Merger Agreement; Plans for the Company" -- of this offer to purchase.

-  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform EquiServe Trust Company, N.A., the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1 -- "Terms of the Offer" -- of this offer to purchase.

-  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     There is no financing condition to the offer; however:

     - we are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents more than fifty percent of Giga's outstanding shares on a fully diluted basis. We have agreed not to waive this minimum tender condition without Giga's consent.

     - we are not obligated to purchase any tendered shares if there is a material adverse change in Giga or its business, or if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated.

     The offer is also subject to a number of other conditions. See Section 14 -- "Certain Conditions of the Offer" -- of this offer to purchase.

- HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to EquiServe Trust Company, N.A., the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary by the expiration of the tender offer, you may have a limited amount of extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2 -- "Procedures for Tendering Shares" -- of this offer to purchase.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired. If we have not agreed to accept your shares for payment by Friday, March 28, 2003, you can withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is included. See Section 1 -- "Terms of the Offer" -- and Section
3 -- "Withdrawal Rights" -- of this offer to purchase.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1 -- "Terms of the Offer" -- and Section 3 -- "Withdrawal Rights" -- of this offer to purchase.

- WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

     Subject to the terms and conditions of the offer, we will pay for all shares validly tendered and not withdrawn as soon as practicable after the expiration of the offer. We will pay for the shares by depositing the purchase price with EquiServe Trust Company, N.A., the depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by EquiServe of certificates for such shares (or of a confirmation of a book-entry transfer of such shares), a properly completed and duly executed Letter of Transmittal and any other required signature guarantees for such shares. See Section 4 -- "Acceptance for Payment and Payment" -- of this offer to purchase.

- WHAT DOES THE GIGA BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the offer pursuant to a merger agreement among us, Forrester and Giga. The Giga board of directors has unanimously approved the merger agreement, our tender offer and our proposed merger with Giga. The Giga board of directors has determined that the offer and the merger are fair, from a financial point of view, to the stockholders of Giga and that the merger is advisable and unanimously recommends that stockholders accept the offer and tender their shares. See the "Introduction" to this offer to purchase.

- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for more than fifty percent of Giga's outstanding shares on a fully diluted basis, we will be merged with Giga. When that merger takes place, Forrester will own all of the shares of Giga, and all other Giga stockholders will receive $4.75 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction" and Section 12 -- "Purpose of the Offer; the Merger Agreement; Plans for the Company" -- of this offer to purchase.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue appraisal under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, in the unlikely event that the merger does not take place, Giga's public float may be so small that there may be no public trading market for the shares. Also, the shares may no longer trade on the OTC Bulletin Board or any securities exchange, and Giga may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 -- "Effect of the Offer on the Market for the Shares; Exchange Act Registration; Margin Regulations" -- and Section
12 -- "Purpose of the Offer; the Merger Agreement; Plans for the Company" -- of this offer to purchase.

- ARE APPRAISAL RIGHTS AVAILABLE IN CONNECTION WITH EITHER THE OFFER OR THE MERGER?

     Appraisal rights are not available in connection with the offer. If the merger is consummated, holders of shares at the effective time of the merger who do not vote in favor of the merger will have the right under Section 262 of the Delaware General Corporation Law to demand appraisal of their shares. Under
Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. The value so determined could be more or less than or equal to the price per share to be paid in the merger. See Section 12 -- "Purpose of the Offer; the Merger Agreement; Plans for the Company -- Appraisal Rights" -- of this offer to purchase and Appendix II to this offer to purchase for the complete text of Section 262 of the DGCL.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On January 17, 2003, the last trading day before Giga and Forrester announced that they had signed the merger agreement, the closing trade price of the shares reported on the OTC Bulletin Board was $1.56 per share. On Friday, January 24, 2003, the last trading day before we commenced our tender offer, the closing trade price of the shares was $4.64 per share. We advise you to obtain a recent quotation for Giga shares in deciding whether to tender your shares. See
Section 6 -- "Price Range of the Shares; Dividends on the Shares" -- of this offer to purchase.

- WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES?

     The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who tenders shares in the offer or receives cash in exchange for shares in the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares tendered in the offer or exchanged for cash in the merger. If the shares tendered or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual on shares held for more than one year will be subject to a maximum U.S. federal income tax rate of 20%. See Section 5 -- "Certain U.S. Federal Income Tax Consequences" -- of this offer to purchase.

-  TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     MacKenzie Partners, Inc. is acting as the information agent for our tender offer. You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or
(212) 929-5500 (call collect) or via email at proxy@mackenziepartners.com. See the back cover of this offer to purchase.

TO THE HOLDERS OF COMMON STOCK OF GIGA INFORMATION GROUP, INC.

                                  INTRODUCTION

     WHITCOMB ACQUISITION CORP., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of FORRESTER RESEARCH, INC., a Delaware corporation ("Parent"), hereby offers to purchase all the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of GIGA INFORMATION GROUP, INC., a Delaware corporation ("Giga" or the "Company"), including the associated rights (the "Rights") to purchase Series A Junior Preferred Stock, par value $0.001 per share, issued pursuant to the Rights Agreement dated as of February 18, 2000 (as amended from time to time, the "Company Rights Agreement"), between Giga and American Stock Transfer & Trust Co. at a price of $4.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to the Shares shall be deemed to include the associated Rights, and all references to the Rights include the benefits that may inure to holders of the Rights pursuant to the Company Rights Agreement.

     Tendering stockholders whose shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of EquiServe Trust Company, N.A., which is acting as the Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 of this Offer to Purchase.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of January 20, 2003 (the "Merger Agreement"), among Parent, the Purchaser and Giga, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Giga (or, at Parent's option, Giga will be merged with and into the Purchaser), with the surviving entity becoming a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent (other than the Purchaser) or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

     The Merger Agreement is more fully described in Section 12 of this Offer to Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY (I) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, (II) HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE STOCKHOLDERS OF THE COMPANY AND THAT THE MERGER IS ADVISABLE, AND (III) UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

     ALLIANT PARTNERS HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR IN CONNECTION WITH THE OFFER AND THE MERGER. THE OPINION OF ALLIANT PARTNERS, DATED JANUARY 20, 2003, TO THE BOARD OF DIRECTORS OF THE COMPANY TO THE EFFECT THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9. STOCKHOLDERS SHOULD READ THE SCHEDULE 14D-9 AND SUCH OPINION CAREFULLY IN THEIR ENTIRETY.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 HEREOF) THAT NUMBER OF SHARES WHICH, TOGETHER WITH THAT NUMBER OF SHARES OWNED BY THE PURCHASER, PARENT AND PARENT'S OTHER SUBSIDIARIES, WOULD REPRESENT MORE THAN FIFTY PERCENT OF THE FULLY DILUTED SHARES (AS DEFINED IN SECTION 14 HEREOF) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (B) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR TO THE MERGER HAVING EXPIRED OR BEEN TERMINATED.

     Consummation of the Merger is subject to a number of conditions, including approval by the stockholders of the Company, if such approval is required under applicable law, and Shares having been purchased pursuant to the Offer. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to merge with and into the Company (or Parent may elect to merge the Company with and into the Purchaser) pursuant to the "short-form" merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12 of this Offer to Purchase.

     The Company has informed the Purchaser that, as of January 20, 2003, there were: 10,788,872 Shares issued and outstanding and 4,797,246 Shares reserved for issuance upon the exercise of outstanding options, warrants or other rights to purchase Shares from the Company, representing 15,586,118 Fully Diluted Shares. Based upon the foregoing, the Minimum Condition will be satisfied if at least 7,793,060 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Fully Diluted Shares on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company. See
Section 12 of this Offer to Purchase.

     Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5 of this Offer to Purchase.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 of this Offer to Purchase. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, February 24, 2003, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

     The Purchaser may, without the consent of the Company, and expressly reserves the right (but shall not be obligated), to extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, (a) for one or more periods of time that the Purchaser determines, if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied or waived, or in increments not to exceed five business days if all conditions other than the Minimum Condition are satisfied; or (b) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. The Purchaser expressly reserves the right to provide a Subsequent Offering Period (as defined below) for the

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Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer,
(ii) reduce the price per Share to be paid pursuant to the Offer, (iii) waive or change the Minimum Condition, (iv) modify in any manner adverse to the holders of Shares or add to the conditions of the Offer, (v) except as provided above, extend the Offer or (vi) change the form of consideration payable in the Offer.

     In the event that the Minimum Condition has not been satisfied or waived at the scheduled expiration date of the Offer, at the request of the Company, the Purchaser shall extend the expiration date of the Offer in such increments as the Purchaser may determine until the earliest to occur of (a) the satisfaction or waiver of such condition, (b) Parent reasonably determines, after March 31, 2003, that such condition to the Offer is not capable of being satisfied on or prior to the Outside Date, (c) the termination of the Merger Agreement in accordance with its terms and (d) April 30, 2003 (the "Outside Date").

     In the event that the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated at the scheduled expiration date of the Offer, at the request of the Company, the Purchaser shall extend the expiration date of the Offer in such increments as the Purchaser may determine until the earliest to occur of (a) the expiration or termination of such waiting period, (b) the termination of the Merger Agreement in accordance with its terms and (c) the Outside Date.

     In the event that the Company fails to perform in any material respect any obligation, or to comply in any material respect with any agreement or covenant, to be performed by or complied with by the Company under the Merger Agreement and the ten-day cure period relating to such failure has not expired at the scheduled expiration date of the Offer, at the request of the Company, the Purchaser shall extend the expiration date of the Offer in such increments as the Purchaser may determine until the earliest to occur of (a) the cure of such failure, (b) the expiration of the cure period, (c) the termination of this Agreement in accordance with its terms and (d) the Outside Date.

     In the event the Company delivers to Parent a Takeover Notice (as defined in Section 12 of this Offer to Purchase) within three business days of February 24, 2003, then the Purchaser shall extend the Offer for a period of at least three business days.

     If by 12:00 midnight, New York City time, on Monday, February 24, 2003 (or any date or time then set as the Expiration Date), any of or all of the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated)
(a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer other than the terms that require the Company's consent.

     Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Business

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Wire. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

     During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all securities tendered during the initial Offer, (iv) the Purchaser announces the results of the initial Offer, including the approximate number and percentage of Shares deposited in the initial Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after Monday, February 24, 2003.

     THE PURCHASER DOES NOT CURRENTLY INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal, properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer", either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be

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received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be, in any case, received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

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     Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

        (a) such tender is made by or through an Eligible Institution;

        (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

        (c) either (i) the certificates for tendered Shares together with a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, are received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the Nasdaq Stock Market, Inc., a subsidiary of the National Association of Securities Dealers, Inc. is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Preferred Stock Purchase Rights. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined in the Rights Agreement) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Shares will constitute a tender of the associated Rights. If, however, pursuant to the Rights Agreement or otherwise, a Distribution Date does occur, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Shares. The Purchaser will not pay additional consideration for the Rights tendered pursuant to the Offer. The Rights Agreement has been amended as of January 24, 2003, to exempt from the provisions of the Rights Agreement the Merger Agreement, the acquisition of Shares by the Purchaser pursuant to the Offer and the other transactions contemplated by the Merger Agreement.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares tendered pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER

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ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR
ANY DELAY IN MAKING SUCH PAYMENT.

     Grant of Proxy. By executing a Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after January 20, 2003. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct, that such stockholder is not subject to backup withholding, and that such stockholder is a U.S. person (including a U.S. resident alien). If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 30%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form

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and the appropriate Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, March 28, 2003.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 2 of this Offer to Purchase at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 of this Offer to Purchase as soon as practicable after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in
Section 2 of this Offer to Purchase, a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

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

     The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3 of this Offer to Purchase.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code") and may also be a taxable transaction under applicable state, local or foreign income tax laws.

     Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or Merger and the aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a tendering stockholder who is an individual, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. The ability to use capital losses to offset ordinary income is limited.

     A stockholder (other than certain exempt stockholders including, among others, corporations, individual retirement accounts and certain foreign individuals and entities) that tenders Shares may be subject to 30% backup withholding unless the stockholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN), certifies as to no loss of exemption from backup withholding, certifies that the stockholder is a U.S. person (including a U.S. resident alien), and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2 of this Offer to Purchase. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 30% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

     The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions. The discussion also may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS).

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     From July 30, 1998 through January 4, 2001, the Shares were listed for trading on the Nasdaq National Market under the symbol "GIGX". From January 5, 2001 through March 22, 2001, the Shares were listed for trading on the Nasdaq SmallCap Market under the symbol "GIGX". Since March 23, 2001, the Shares have been traded on the OTC Bulletin Board under the symbol "GIGX". The Shares continue to trade on the OTC Bulletin Board under the symbol "GIGX". The following table sets forth, for each of the periods indicated, the high and low trade prices per Share.

                                                              HIGH     LOW
                                                              -----   -----
Year Ended December 31, 2001:
First Quarter...............................................  $3.88   $1.75
Second Quarter..............................................   2.67    1.25
Third Quarter...............................................   2.05    0.60
Fourth Quarter..............................................   2.40    0.87

Year Ended December 31, 2002:
First Quarter...............................................  $2.65   $1.83
Second Quarter..............................................   3.50    1.55
Third Quarter...............................................   2.65    1.20
Fourth Quarter..............................................   1.80    0.65

Year Ending December 31, 2003:
First Quarter (through January 24, 2003)....................  $4.64   $1.26

     On January 17, 2003, the last full trading day before the public announcement of the execution of the Merger Agreement, the closing trade price on the OTC Bulletin Board of the Shares was $1.56 per Share. On January 24, 2003, the last full trading day before commencement of the Offer, the closing trade price on the OTC Bulletin Board of the Shares was $4.64 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Purchaser has been advised by the Company that the Company has never declared or paid any cash dividends on the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of
Section 16(b) of the Exchange Act and the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If the Company does not continue to timely file the information and reports required under the Exchange Act, the Shares would no longer be eligible for OTC Bulletin Board reporting. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     Margin Regulations. The Shares are not margin securities under the rules promulgated by the Board of Governors of the Federal Reserve System.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal offices at 139 Main Street, Cambridge, Massachusetts 02142, telephone number (617) 577-4900. The Company provides research, advisory and consulting services on technology information, enabling companies to maximize technology investments and achieve business results.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facility of the Commission at 450 Fifth Street, N.W., Washington, DC 20549. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at http: //www.sec.gov/ that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     Certain Company Projections of Operating Results. During the course of discussions between representatives of Parent and the Company, the Company provided Parent or its representatives with certain non-public business and financial information about the Company. This information included projections for 2003 of total revenues of $67.40 million, cash flow from operations of $8.90 million and income from operations of $5.15 million.

     The Company has advised the Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised the Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company, including assumptions with respect to the market for the Company's products and services, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     The Purchaser, a Delaware corporation that is a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Parent.

     Parent, a Delaware corporation, is an independent technology research firm that conducts research and analysis on the impact of emerging technologies on business, consumers, and society. The principal office of Parent and the Purchaser is located at 400 Technology Square, Cambridge, Massachusetts 02139, telephone number (617) 613-6000.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Appendix I hereto. Except as set forth in this Offer to Purchase, during the past two years, none of Parent or the Purchaser, nor, to their best knowledge, any of the persons listed on Appendix I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, none of Parent, the Purchaser, any of their executive officers, directors or affiliates, nor any of their respective associates or majority-owned subsidiaries, beneficially owns any securities of the Company or has effected any transactions in the securities of the Company during the past 60 days. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, the Purchaser or any of their subsidiaries or, to their best knowledge, any of the persons listed on Appendix I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, and election of directors or a sale or other transfer of a material amount of assets.

     Warren Hadley, Chief Financial Officer of Parent, owns an aggregate of 800 Shares of the Company, which represents less than 1% of the outstanding shares of the Company as of January 20, 2003. These shares were purchased by Mr. Hadley pursuant to transactions that were effected in 2000 and 2001.

     Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition and financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to hold, sell or tender Shares pursuant to the Offer.

10.  SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned on any financing arrangements.

     The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer (assuming the exercise of all outstanding options and warrants and after deducting the proceeds of such exercise) and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $62.0 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or intercompany advances from Parent.

11.  CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

  BACKGROUND OF THE OFFER

     During the summer of 2001, Robert K. Weiler, then President and Chief Executive Officer of the Company, and George F. Colony, Chairman of the Board and Chief Executive Officer of Parent, met to discuss their respective businesses. At this meeting, Mr. Colony asked Mr. Weiler what price it would take for a third party to buy the Company. Mr. Weiler indicated that a third party could acquire all the outstanding Common Stock of the Company for $9 per share. Mr. Colony responded that the proposed price was too expensive.

     In mid-December 2002, Mr. Colony approached Mr. Weiler to discuss the possibility of Parent acquiring the Company. During a meeting on December 19, 2002 between Mr. Weiler and Mr. Colony, Mr. Weiler informed Mr. Colony that an acquisition of the Company in the $2 to $4 range did not make sense but that further discussions would make sense at a higher price.

     On December 30, 2002, Mr. Colony and Warren Hadley, Chief Financial Officer of Parent, met with Mr. Weiler and Mr. A.G.W. Biddle, III, a member of the Company's Board of Directors, to discuss Parent's potential acquisition of the Company. During that meeting, the parties discussed the potential synergies that could result from an acquisition. Mr. Biddle expressed his belief that an offer in the $5 per share range was worth discussing further. Mr. Weiler and Mr. Biddle agreed to provide Mr. Hadley with due diligence materials.

     From December 30, 2002 through January 10, 2003, representatives of Parent conducted a due diligence investigation of the Company.

     On January 9, 2003, Mr. Colony called Mr. Weiler to discuss the benefits of a potential acquisition of the Company and operational matters.

     On January 10, 2003, Parent's Board of Directors approved proceeding with a final offer of $4.75 per share in cash. That same day, Mr. Colony telephoned Mr. Biddle to advise him that Parent was offering a price of $4.75 per share in cash.

     On January 13, Mr. Biddle telephoned Mr. Colony to inform him that the Company was willing to proceed with negotiations for an acquisition of the Company. On January 15, 2003, Parent and the Company entered into a confidentiality agreement covering nonpublic information to be exchanged between the parties.

     Beginning on January 14, 2003 and continuing through January 20, 2003, representatives of Parent and the Company and their respective counsel negotiated the final terms of the Merger Agreement. During this time period, the Parent continued its due diligence investigation of the Company.

     On January 20, 2003, each of the Board of Directors of the Company and the Board of Directors of the Parent met individually and approved the proposed Merger Agreement. The parties executed the Merger Agreement on January 20, 2003. On January 21, 2003, Parent and the Company issued a joint press release announcing the transaction.

     On January 27, 2003, in accordance with the Merger Agreement, the Parent commenced the Offer.

12.  PURPOSE OF THE OFFER; THE MERGER AGREEMENT; PLANS FOR THE COMPANY

  PURPOSE

     The purpose of the Offer is to enable Parent to acquire control of the Company and is a first step to acquire all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

  THE MERGER AGREEMENT

     The following is a summary of material portions of the Merger Agreement. This summary, however, may not contain all the information that is important to you. A copy of the Merger Agreement is included as exhibit (d)(1) to the Schedule TO filed with the Commission. You should read the Merger Agreement in its entirety for a more complete description of the matters summarized below.

     The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, with the Company being the surviving corporation, or if Parent so elects at any time after the expiration date, the Company will be merged with and into the Purchaser, with the Purchaser being the surviving corporation. In either case, each issued Share (other than Shares owned by Parent, the Purchaser or the Company or a subsidiary of Parent, the Purchaser or the Company or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the highest price per Share paid pursuant to the Offer in cash, without interest thereon.

     Vote Required To Approve Merger. The DGCL requires, among other things, that the adoption of any plan of merger of the Company must be approved by the Board of Directors of the Company and, if the "short-form" merger procedure described below is not available, approved by the holders of majority of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval of the Merger Agreement by the Company's stockholders if such "short-form" merger procedure is not available. If required by the DGCL, the Company will call and hold a meeting of its stockholders promptly following the consummation of the Offer and the purchase of the Shares tendered in the Offer for the purposes of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by Parent or the Purchaser will be voted in favor of the approval of the Merger Agreement. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

     "Short-Form" Merger Procedure. The DGCL provides that, if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge that subsidiary with and into the parent company (or, at the parent's option, merge itself with and into the subsidiary) pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the DGCL, the Purchaser would have to own at least 90% of the outstanding Shares.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) the Company's stockholders shall have approved the Merger by an affirmative vote of the holders of a majority of the outstanding shares (the "Common Stock Approval"), if required; (b)(i) any requisite waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) any consents, approvals and filings under any other foreign antitrust law the absence of which would prohibit the consummation of the Merger, shall have been obtained or made; (c) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity (as defined below under "Termination of the Merger Agreement"), or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided that each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered; and (d) the Purchaser shall have accepted Shares for payment pursuant to the Offer; provided that a party may not assert this condition if the failure of the Purchaser to accept Shares for payment pursuant to the Offer shall have constituted or resulted from a material breach of the Offer or the Merger Agreement by such party.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after adoption of the Merger Agreement by the stockholders of the Company:

        (a) by mutual written consent of Parent, the Purchaser and the Company;

        (b) by either Parent or the Company:

           (i) if the Offer is not consummated on or before April 30, 2003; provided that this right to terminate the Merger Agreement is not available to any party whose willful and material breach of the Merger Agreement has resulted in the failure to consummate the Offer;

           (ii) if any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

           (iii) if as the result of the failure of any of the conditions to the Offer described below in Section 14 of this Offer to Purchase, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted Shares for payment pursuant to the Offer; provided that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of any representation or warranty under the Merger Agreement by such party; or

           (iv) if the Purchaser fails to commence the Offer on or before March 1, 2003 due to a failure of the condition to the Offer described below in paragraph (a) of Section 14 of this Offer to Purchase provided, however, that this right to terminate the Merger Agreement is not available to the Company if its failure to fulfill any of its obligations under the Merger Agreement results in the failure of such condition or if the failure results from facts or circumstances that constitute a willful breach of any representation or warranty under the Merger Agreement by the Company; or

        (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement (other than a breach or failure to perform for which Parent has the right to terminate the Merger Agreement described in (d)(ii) below), which breach or failure to perform
     (i) would give rise to the failure of a condition to the Offer described below in Section 14 of this Offer to Purchase, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

        (d) by Parent prior to the first acceptance of Shares for payment pursuant to the Offer (the "Acceptance Date"):

           (i) if the Board of Directors of the Company or any committee thereof withdraws or modifies in a manner adverse to Parent or the Purchaser, or publicly proposes to withdraw or modify in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, fails to recommend to the Company's stockholders that they accept the Offer and give the Common Stock Approval or publicly approves or recommends, or publicly proposes to approve or recommend, any Takeover Proposal (as defined below under "Takeover Proposals"); or

           (ii) if the Company or any of its officers, directors, representatives or agents willfully takes any of the actions that are prohibited by the provisions described below under "Takeover Proposals";

        (e) by the Company prior to the Acceptance Date in the circumstances described below under "Takeover Proposals" in which such termination is permitted, subject to compliance by the Company with the notice provisions described below and the termination fee provisions described below; or

        (f) by the Company prior to the Acceptance Date, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement).

     Takeover Proposals. The Merger Agreement provides that the Company will not, nor will it authorize or permit any of its subsidiaries to, nor will it authorize or permit any director, officer or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to (i) directly or indirectly, solicit, initiate or encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or (iii) directly or indirectly, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided that prior to the Acceptance Date, the Board of Directors of the Company may, to the extent necessary to act in a manner consistent with its fiduciary obligations, as determined in good faith by it after consultation with outside counsel and Alliant Partners or another nationally recognized independent financial advisor, in response to a Takeover Proposal that the Board of Directors determines, in good faith after consultation with outside counsel is reasonably likely to lead to a Superior Proposal (as defined below) that was unsolicited and that did not otherwise result from a breach or a deemed breach of this provision, and subject to compliance with the notification obligations described below, (x) furnish information with respect to the Company to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement; and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

     "Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any significant subsidiary of the Company, (ii) any proposal for the issuance by the Company of over 15% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company, in each case other than pursuant to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

     "Superior Proposal" means any proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of all or substantially all its assets, (i) on terms which the Board of Directors of the Company determines in good faith to be superior from a financial point of view to the holders of Shares to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Parent to amend the terms of the Offer, the Merger and the transactions contemplated by the Merger Agreement) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

     The Merger Agreement further provides that, unless the Board of Directors, after consultation with outside counsel, determines in its good faith judgment that it is necessary to do so to fulfill its fiduciary obligations, neither the Board of Directors of the Company nor any committee thereof may (i) withdraw (or modify in a manner adverse to Parent or the Purchaser) or publicly propose to withdraw (or modify in a manner adverse to Parent or the Purchaser) the approval or recommendation by such Board of Directors or any such committee of the Merger Agreement, the Offer or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition or similar agreement relating to any Takeover Proposal, or (iii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal. Furthermore, the Company may not take the actions set forth in clauses (ii) or (iii) of the preceding sentence unless: (i) the Board of Directors of the Company has received a Superior Proposal, (ii) in light of such Superior Proposal the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that it is necessary to withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger in order to act in a manner consistent with its fiduciary duty under applicable law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above (the "Takeover Notice"), (iv) at least three business days following receipt by Parent of the Takeover Notice, and taking into account any revised proposal made by Parent since receipt of the Takeover Notice, such Superior Proposal remains a Superior Proposal and the Board of Directors of the Company has again made their determinations referred to in clause (ii) above, (v) the Company is in compliance with the provisions related to Takeover Proposals referenced above (other than breaches that, individually or in the aggregate, are not material and do not prejudice Parent's rights under the Merger Agreement), (vi) the Company has previously paid the Termination Fee described below, and (vii) the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement, providing for the implementation of such Superior Proposal.

     In addition to the obligations of the Company described in the preceding four paragraphs, the Merger Agreement provides that the Company will promptly advise Parent orally and, within two business days, in writing of any Takeover Proposal or of any inquiry that could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal or inquiry. The Company shall keep Parent fully informed of the status and details (including any change to the terms thereof) of any such Takeover Proposal. In addition, the Company is required to provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company by any third party in connection with any Takeover Proposal or sent or provided by the Company to any third party in connection with any Takeover Proposal.

     The Merger Agreement provides that the provisions described above will not prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any required disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law.

     Fees and Expenses; Termination Fee. The Merger Agreement provides that except as set forth below, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     The Company will pay to Parent a fee of $2.75 million (the "Termination Fee") if:

        (i) the Merger Agreement is terminated pursuant to the provisions described above in clause (b)(iii) under "Termination of the Merger Agreement" as a result of the failure of the condition set forth in paragraph (d) of Section 14 of this Offer to Purchase;

        (ii) the Company terminates the Merger Agreement pursuant to clause (e) under "Termination of the Merger Agreement";

        (iii) Parent terminates the Merger Agreement pursuant to the provisions described above in clause (d)(i) or (d)(ii) under "Termination of the Merger Agreement" as a result of the Company materially breaching its obligations described under "Takeover Proposals";

        (iv) after the date of the Merger Agreement, any person makes a Takeover Proposal, and (A) the Offer remains open until the later of (1) the scheduled expiration date immediately following the date such Takeover Proposal is made and (2) ten days after the date such Takeover Proposal is made, (B) the Minimum Condition is not satisfied at such expiration date,
     (C) the Merger Agreement is terminated pursuant to the provisions described above in clause (b)(i) or (b)(iii) (other than as a result of the failure of the condition set forth in paragraph (d) of Section 14 of this Offer to Purchase) and (D) within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by such Takeover Proposal; or

        (v) (A) the Merger Agreement is terminated pursuant to clause (c) under "Termination of the Merger Agreement" as a result of willful breach by the Company, (B) after such termination, a Takeover Proposal is made and (C) within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal.

        Any fee due under the provisions described above shall be paid by wire transfer of same-day funds on the date of termination of the Merger Agreement (except that in the case of clause (iv) or (v) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

     If the Company becomes obligated to pay the Termination Fee pursuant to clause (v) described above, Parent may elect, within six months of the date of such termination, not to receive the Termination Fee and, if such election is made, may pursue any and all rights, claims and causes of action it may have with respect to such breach under law. If Parent elects to receive the Termination Fee, and the Company pays the Termination Fee as described above, the payment by the Company of such fee will be Parent's and Purchaser's sole remedy with respect to such breach and Parent and Purchaser shall waive, to the fullest extent permitted by law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Company with respect to such breach.

     Conduct of Business. The Merger Agreement provides that during the period from the date of the Merger Agreement to the earliest to occur of the date of the termination of the Merger Agreement, the date directors designated by Parent or Purchaser have been elected to and shall constitute a majority of the Board of Directors of the Company (the "Control Date"), and the Effective Time, except
(i) as consented to in writing by Parent, (ii) as expressly permitted by the Merger Agreement or (iii) as disclosed on the Company's disclosure schedule to the Merger Agreement, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses taken as a whole in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, but subject to clauses
(i), (ii) and (iii) above, from the date of the Merger Agreement to the earliest to occur of the date of termination of the

Merger Agreement, the Control Date or the Effective Time the Company shall not, and shall not permit any of its subsidiaries to:

        (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except for dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its subsidiaries or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell or grant (A) any shares of its capital stock,
     (B) any Voting Company Debt (as defined in the Merger Agreement) or other voting securities or (C) any securities convertible into, or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible securities or (D) "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units (other than the issuance of Shares and associated Rights upon the exercise of Company Stock Options and Company Warrants (as defined in the Merger Agreement) outstanding on January 20, 2003 and the issuance of Shares upon the exercise of the Rights).

        (iii) amend its certificate of incorporation or by-laws (or other comparable charter or organizational documents);

        (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

        (v) (A) grant to any current or former officer, director or employee of the Company or any of its subsidiaries any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company's filings with the Commission or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with prior practice, (B) grant to any current or former employee, officer or director of the Company or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Company's filings with the Commission,
     (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan (as defined in the Merger Agreement) or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

        (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in Generally Accepted Accounting Principles;

        (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any lien or other encumbrance any material properties or assets, except sales of obsolete assets in the ordinary course of business consistent with past practice;

        (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings from persons that are not directors, officers or employees of the Company or any of its subsidiaries incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

        (ix) make or agree to make any new capital expenditure or expenditures that are in excess of $50,000 individually or $250,000 in the aggregate;

        (x) make or change any material tax election or settle or compromise any material tax liability or refund;

        (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $25,000 individually or $250,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's filings with the Commission or incurred in the ordinary course of business consistent with past practice,
     (B) cancel any indebtedness in excess of $25,000 individually or $250,000 in the aggregate or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

        (xii) enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in each case providing for payments in excess of $100,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company without penalty); or

        (xiii) authorize, or commit or agree to take, any of the foregoing actions.

     Board of Directors. The Merger Agreement provides that promptly upon the first acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors on the Company's Board of Directors as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company's Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company's Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Parent bears to (ii) the number of such Shares outstanding, and the Company shall, at such time, cause the Purchaser's designees to be so elected; provided that in the event that the Purchaser's designees are appointed or elected to the Company's Board of Directors, until the Effective Time the Company's Board of Directors shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors is reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there is only one remaining) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors will designate three persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Parent or the Purchaser, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable Law (as defined in the Merger Agreement), the Company is required under the Merger Agreement to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company will make such mailing with the mailing of the
Schedule 14D-9 (provided that the Purchaser has provided to the Company on a timely basis all information required to be included in the Information Statement with respect to the Purchaser's designees). In connection with the foregoing, the Company is required to promptly, at the option of the Purchaser, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Board of Directors of the Company as provided above.

     Stock Options. The Merger Agreement provides that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans (as defined in the Merger Agreement)) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding options to purchase Shares granted under any Company Stock Plan (the "Company Stock Options") that, after giving effect to the actions taken by the Company's Board of Directors under the Company Stock Plans to deem the consummation of the Offer not to constitute a change in control, will be exercisable at the time of the first acceptance for payment of Shares pursuant to the Offer (the "Exercisable Options") to provide that each such Exercisable Option outstanding at the time of the first acceptance for payment of Shares pursuant to the Offer shall be cancelled in exchange for a cash payment by the Company as soon as practicable following the first acceptance for payment of Shares pursuant to the Offer of an amount equal to (i) the excess, if any, of
(x) the highest price per Share to be paid pursuant to the Offer over (y) the exercise price per Share subject to such Exercisable Option, multiplied by (ii) the number of Shares for which such Exercisable Option shall not have been exercised. Parent will advance the amount of funds to the Company that it requires in order to comply with these provisions on terms mutually acceptable to Parent and the Company.

     The Company has agreed to use its best efforts to obtain all consents of the holders of Company Stock Options as shall be necessary to effectuate the foregoing. At Parent's request, payment may be withheld in respect of any Company Stock Option until all necessary consents with respect to such Company Stock Option are obtained.

     Each outstanding option to purchase Shares under the Company's 1999 Employee Stock Purchase Plan (the "Company ESPP") will be treated in accordance with the provisions of the Company ESPP. As soon as practicable following the date of the Merger Agreement, the Company's Board of Directors shall take all action necessary to set a new Exercise Date (as defined in the Company ESPP) for the Purchase Period (as defined in the Company ESPP) now in progress, which new Exercise Date shall be on or prior to February 14, 2003 (the "New Exercise Date"). The Company shall give any required notice to participants in the Company ESPP and each participant shall have the right to exercise his or her outstanding option under the Company ESPP in full based on the accumulated payroll deductions credited to his or her account through the New Exercise Date. From and after the New Exercise Date, no new payroll contributions shall be accepted by, or made to, the Company ESPP. The Company has agreed that, from January 20, 2003 through the New Exercise Date, it will operate the Company ESPP only in the ordinary course and in a manner consistent with the previous operation of the Company ESPP.

     The Merger Agreement provides that the Company Stock Plans and the Company ESPP shall terminate as of the Effective Time, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Plan, the Company ESPP or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the surviving corporation in the Merger.

     Employee Benefits. The Merger Agreement provides that Parent will cause the surviving corporation in the Merger to provide benefits (other than equity-based plans) to each current employee of the Company and its subsidiaries that are not materially less favorable in the aggregate to such employees than those benefits in effect for such employees on the date of the Merger Agreement.

     In addition, from and after the Control Date and the Effective Time, Parent is required to cause the Company or the surviving corporation in the Merger, as applicable, to honor in accordance with their respective terms (as in effect on the date of the Merger Agreement), all the Company's employment, severance and termination agreements, plans and policies disclosed in the Company's disclosure schedule to the Merger Agreement including any change in control provisions contained therein.

     The Merger Agreement further provides that with respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate and vesting, service with the Company or any of its subsidiaries shall be treated as service with Parent or any of its subsidiaries; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

     Rights Agreement; Consequences if Rights Triggered. The Merger Agreement provides that the Board of Directors of the Company shall take all action requested in writing by Parent in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Except as approved in writing by Parent, the Board of Directors of the Company may not (i) amend the Company Rights Agreement, (ii) redeem the Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement in each case in a manner adverse to Parent or the Purchaser. The Merger Agreement further provides that if any Distribution Date or Stock Acquisition Date (each as defined in the Company Rights Agreement) occurs under the Company Rights Agreement at any time during the period from the date of the Merger Agreement to the Effective Time, the Company and Parent shall make such adjustment to the price being offered for the Shares as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of the Merger Agreement to receive as a result of the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

     Indemnification and Insurance. Parent and the Purchaser have agreed in the Merger Agreement that Parent shall, to the fullest extent permitted by law, cause the Company (from and after the Control Date) and the surviving corporation in the Merger (from and after the Effective Time) to honor all the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and its subsidiaries against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of the Merger Agreement, whether pursuant to the Company's charter, the Company's by-laws, the DGCL, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company's charter, the Company's by-laws, the DGCL and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. In the event a current or former director or officer of the Company or any of its subsidiaries is entitled to indemnification, such director or officer shall be entitled to reimbursement from the Company (from and after the Control Date) or the corporation surviving the Merger (from and after the Effective Time) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the corporation surviving the Merger or the Company, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment if it shall be adjudicated that such current or former director or officer was not entitled to such payment.

     The Merger Agreement also provides that from and after the Control Date for a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may either (i) substitute therefor policies with reputable and financially sound carriers or
(ii) maintain self insurance or similar arrangements through a financially sound insurance affiliate of Parent, in each case of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the

Maximum Premium. In the Merger Agreement, the Company has represented to Parent that the Maximum Premium is $558,480.

     The Company has agreed in the Merger Agreement to maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage.

     The Merger Agreement also provides that if the corporation surviving the merger or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the indemnification obligations of the surviving corporation, or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the corporation surviving the merger assume, as a matter of law or otherwise, the obligations.

     Reasonable Efforts; Notification. The Merger Agreement provides that each of the parties shall use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement. In connection with and without limiting the foregoing, the Company and the Board of Directors of the Company have agreed to (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement, any transaction contemplated by the Merger Agreement or the Tender Agreements (as defined below) and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger Agreement or the Tender Agreements, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Nothing in the Merger Agreement is deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. As promptly as practicable after the consummation of the Offer, the Company shall use all reasonable efforts to notify Parent of any actions or nonactions of, waivers, consents and approvals from, and registrations and filings with, Governmental Entities, and any consents, approvals or waivers from third parties, that would be required in connection with the consummation of the Merger in the event that Parent elects to merge the Company with and into the Purchaser instead of merging the Purchaser into the Company.

     The Company shall give prompt notice to Parent, and Parent or the Purchaser shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties, including representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; absence of conflicts; Commission filings; absence of certain changes; contracts; absence of undisclosed liabilities; government authorizations; litigation; compliance with laws; absence of changes in benefit plans; excess parachute payments; employment agreements; taxes; intellectual property; absence of notes owing to the Company certain parties; accuracy of certain disclosures; brokers' and other fees and the opinion of the Company's financial advisor.

     Certain representations and warranties in the Merger Agreement provide exceptions for items that are not "material" or that are not reasonably likely to have a "Company Material Adverse Effect". For purposes of the Merger Agreement and the Offer, a "Company Material Adverse Effect" means (a) a material adverse effect on the business, assets, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries, taken as a whole, other than effects due to (1) general economic, market or political conditions or (2) matters generally affecting the industry in which such party operates, (b) a material adverse effect on the ability of the Company to perform its obligations under the Merger Agreement or (c) a material adverse effect on the ability of the Company to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

     Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement may be amended by the parties at any time, whether before or after the Common Stock Approval has been obtained; provided, however, that, after the Common Stock Approval has been obtained, there shall be made no amendment that by law requires further approval by the Company's stockholders without the further approval of such stockholders and provided, further, that after Purchaser's purchase of Shares in the Offer, no such amendment or modification shall be made that reduces the amount or changes the form of consideration payable upon the conversion of shares of Company Common Stock ("Merger Consideration") or otherwise materially and adversely affects the rights of the Company's stockholders under the Merger Agreement, without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement.

     At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or (c) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure by any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

     A termination of the Merger Agreement, an amendment of the Merger Agreement or an extension or waiver shall, in order to be effective, require in the case of Parent, the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided that in the case of the Company and in the event the Offer has been consummated and the Shares have been purchased pursuant to the Offer, such action shall also require action by a majority of the Independent Directors.

 THE CONFIDENTIALITY AGREEMENT

     Parent and the Company entered into a Confidentiality Agreement on January 15, 2003. Pursuant to the Confidentiality Agreement, the Parent and the Company agreed to keep confidential certain information provided by the Company or its representatives. The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

 PLANS FOR THE COMPANY

     After the purchase of Shares by the Purchaser pursuant to the Offer, Parent may appoint its representatives to the Company's Board of Directors in proportion to its ownership of the outstanding Shares. See "The Merger
Agreement -- Board of Directors" above.

     Following completion of the Offer and the Merger, Parent intends to operate the Company as a subsidiary of Parent under the direction of Parent's management. Parent's principal reason for acquiring the Company is the strategic fit of the Company's operations with Parent's operations. Except as otherwise indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the present Board of Directors or management of the Company, (iv) any material change in the Company's present capitalization or dividend policy, or (v) any other material change in the Company's corporate structure or business. Nevertheless, Parent intends to continue to review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's corporate structure, operational headquarters, capitalization, management or dividend policy.

 APPRAISAL RIGHTS

     The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL (the "Appraisal Provisions") to dissent and demand appraisal of their Shares. Under the Appraisal Provisions, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of fair value for their stock. If a stockholder and the surviving corporation do not agree on such fair value, the stockholder will have the right to a judicial determination of fair value of such stockholder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with any interest as determined by the court. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of the Appraisal Provisions does not purport to be complete and is qualified in its entirety by reference to the Appraisal Provisions. A complete text of Section 262 of the DGCL is set forth in Appendix II hereto. FAILURE TO FOLLOW THE STEPS REQUIRED BY THE APPRAISAL PROVISIONS FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

 GOING-PRIVATE TRANSACTIONS

     Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

 TENDER AGREEMENTS

     In connection with the Merger Agreement, the Purchaser and Parent entered into substantially similar Tender Agreements, dated January 20, 2003 (the "Tender Agreements"), with each of Gideon I. Gartner, W.R. Hambrecht + Co., Inc. ("WRH, Inc.") and W.R. Hambrecht + Co., LLC ("WRH, LLC" and together with Mr. Gartner and WRH, Inc., the "Tendering Shareholders"). Mr. Gartner owns 1,862,445 Shares, WRH, LLC owns 300,000 Shares, and WRH, Inc. owns 1,300,000 Shares. WRH, Inc. has pledged 800,000 of its Shares (the "Park Avenue Shares" and together with the Shares owned by Mr. Gartner and WRH, LLC, the "Committed Shares") to Park Avenue Equity Partners, L.P. ("Park Avenue") and 500,000 of its Shares (the "FSI Shares") to Fiserv Securities, Inc. ("FSI") in connection with financing arrangements. Pursuant to the Tender Agreements, Mr. Gartner and WRH, LLC have agreed to tender their Shares into the Offer, and WRH, Inc. has agreed to instruct Park Avenue to tender the Park Avenue Shares into the Offer. The Committed Shares represent approximately 27% of the Shares that as of January 20, 2003 were issued and outstanding and approximately 19% of the Fully Diluted Shares.

     The Tender Agreements also provide that the Tendering Shareholders agree to vote the Committed Shares and in the case of WRH, Inc., so long as it has the power to vote the FSI Shares, the FSI Shares: (i) for the adoption and approval of the Merger Agreement and the Merger and (ii) against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger) or any other change of control involving the Company or any of its subsidiaries, including, but not limited to, any Takeover Proposal.

     The Tender Agreements provide that the Tendering Shareholders (i) will not, directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit their right to vote in any manner any of the Committed Shares, or agree to do any of the foregoing, and (ii) will not take any action which would have the effect of preventing or disabling the Tendering Shareholders from performing their obligations under the Tender Agreements. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Takeover Proposal, the Tendering Shareholders may transfer any or all of the Committed Shares as follows: (i) in the case of a Tendering Shareholder that is an entity, to any subsidiary, partner, stockholder or member of the Tendering Shareholder (collectively, "Constituents") and, each Constituent may in turn transfer any or all of the Committed Shares to any of its Constituents and (ii) in the case of an individual Tendering Shareholder, to such Tendering Shareholder's descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person or entity to which any of such Committed Shares or any interest in any of such Committed Shares is or may be transferred (a) shall have executed and delivered to Parent and the Purchaser a counterpart to the applicable Tender Agreement pursuant to which such person or entity shall be bound by all of the terms and provisions of the applicable Tender Agreement, and (b) shall have agreed in writing with Parent and the Purchaser to hold such Shares or interest in such Shares subject to all of the terms and provisions of the applicable Tender Agreement, and (y) the applicable Tender Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created by the applicable Tender Agreement is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles.

     In addition, during the term of the Tender Agreements, neither the Tendering Shareholders nor any person acting as an agent of the Tendering Shareholders or otherwise on the Tendering Shareholders' behalf shall, directly or indirectly, (a) solicit, initiate or encourage the submission of any Takeover Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Committed Shares or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Committed Shares, in any case, from, to or with any person other than Parent or the Purchaser. The Tendering Shareholders agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing. The Tendering Shareholders also agreed to notify Parent immediately if any party contacts the Tendering Shareholders following the date of the Tender Agreements (other than Parent or the Purchaser) concerning any Takeover Proposal or any other sale, transfer, pledge or other disposition or conversion of the Committed Shares.

     The Tender Agreements terminate upon the earlier of the Effective Time or the termination of the Merger Agreement pursuant to Section 8.1 of the Merger Agreement. The Tendering Shareholders also may immediately terminate the Tender Agreements if the Merger Agreement is amended to reduce the per share purchase price below $4.00 or if the Offer is not consummated by April 30, 2003.

     Pursuant to the terms of letter agreement among WRH, Inc., Purchaser, Parent and Park Avenue (the "Park Avenue Letter Agreement"), Park Avenue has agreed to tender into the Offer the Park Avenue Shares and to enter into a Tender Agreement with Parent and the Purchaser containing substantially the terms described above prior to any foreclosure on the Park Avenue Shares.

     WRH, Inc. has also agreed in its Tender Agreement to use its reasonable commercial efforts to obtain from FSI an agreement with FSI (a "New FSI Agreement") that in substance would permit WRH, Inc. to tender the FSI Shares in the Offer in the same manner as provided in such Tender Agreement with respect to the Park Avenue Shares and under the Park Avenue Letter Agreement and, if the New FSI Agreement is obtained, to enter into agreements with respect to the FSI Shares in substantially the form of such Tender Agreement and the Park Avenue Letter Agreement. WRH, Inc. is not obligated to pay any consideration to FSI in order to secure a New FSI Agreement and, should FSI refuse to agree to a New FSI Agreement, the foregoing obligations of WRH, Inc. with respect to FSI would thereupon terminate.

13.  DIVIDENDS AND DISTRIBUTIONS

     As discussed in Section 12 of this Offer to Purchase, the Merger Agreement provides that from January 20, 2003, to the earliest to occur of the termination of the Merger Agreement, the Control Date or the Effective Time, without the prior written consent of Parent, the Company may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except for dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent.

14.  CERTAIN CONDITIONS OF THE OFFER

     The Merger Agreement provides that the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with that number of Shares owned by Parent, the Purchaser and Parent's other subsidiaries, would represent more than fifty percent of the Fully Diluted Shares and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, (A) with the consent of the Company or (B) without the consent of the Company at any time on or after the date of the Merger Agreement and before the first acceptance of such Shares for payment or the payment therefor, when any of the following conditions exists:

        (a) there shall be threatened or pending any suit, action or proceeding (other than by Parent or Purchaser, a stockholder of Parent (that is not also a stockholder of the Company) or Purchaser or any person affiliated with Parent or Purchaser) which, in the reasonable judgment of Parent, has a reasonable likelihood of success or would require the expenditure of funds that are material in relation to the Company and its subsidiaries taken as a whole to defend (i) challenging the acquisition by Parent or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as a result of the Offer or the Merger, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares acquired by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries;

        (b) any Law or Judgment, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any required consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer or the Merger, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

        (c) except as disclosed in the Company's disclosure letter delivered to Parent and referred to in the Merger Agreement, since January 20, 2003 there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

        (d) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser, or publicly proposed to withdraw or modify in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, failed to recommend to the Company's stockholders that they accept the Offer or approved or recommended, or publicly proposed to approve or recommend, any Takeover Proposal;

        (e) any of the representations and warranties of the Company contained in the Merger Agreement (as each such representation or warranty would read if all qualifications as to materiality or knowledge were deleted therefrom) shall not be true and correct when made or at any time prior to the consummation of the Offer as if made at and as of such time except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect;

        (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply cannot be or has not been cured within ten days after the giving of written notice to the Company of such breach; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole and good faith judgment of the Purchaser or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion (subject to the terms in the Merger Agreement). The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of the Purchaser, Parent or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its Subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contem-plated herein or of any approval or other action by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See
Section 14 of this Offer to Purchase for a description of certain conditions to the Offer.

     State Takeover Laws. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless: (a) prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to the time such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     The Company's Board of Directors has approved the Merger Agreement, the Tender Agreements, the Offer, the Merger and the other transactions contemplated by the Merger Agreement for purposes of Section 203 of the DGCL.

     The foregoing description of Section 203 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 203.

     Except as described herein, neither the Purchaser nor Parent has attempted to comply with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14 of this Offer to Purchase.

  ANTITRUST

     United States Antitrust Law. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing of a Notification and Report Form, which is required to be filed by Parent, with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Parent is in the process of preparing such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     Foreign Antitrust Laws. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 indicates that the Company and certain of its subsidiaries conduct business in foreign countries where regulatory filings or approvals under antitrust and other laws may be required or desirable in connection with the consummation of the Offer and the Merger. Certain of such filings for approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. After commencement of the Offer, Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any government or governmental authority or agency takes any action prior to the completion of the Offer that might have certain adverse effects, Purchaser will not be obligated to accept for payment or pay for any Shares tendered.

16. FEES AND EXPENSES

     Parent and the Purchaser have retained MacKenzie Partners, Inc. to act as the Information Agent and EquiServe Trust Company, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU MUST NOT RELY UPON SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 of this Offer to Purchase.

                                          FORRESTER RESEARCH, INC.
                                          WHITCOMB ACQUISITION CORP.

January 27, 2003

                                   APPENDIX I

          DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

     1. Directors and Executive Officers of Parent. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, each director and executive officer is a citizen of the United States and all occupations, offices or positions of employment listed opposite an individual's name are with Forrester Research, Inc. The business address of each such director or executive officer is Forrester Research, Inc., 400 Technology Square, Cambridge, Massachusetts 02139. To the best knowledge of Parent, none of the directors and officers of Parent listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, POSITION WITH PARENT AND CITIZENSHIP      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------      --------------------------------------------------
George F. Colony........................     George F. Colony, 49, Parent's founder, has served as
Chairman of the Board and Chief Executive    Chairman of the Board and Chief Executive Officer since
Officer                                      its inception in July 1983.

Henk W. Broeders........................     Henk W. Broeders, 50, became a director of Parent in May
Director                                     1998. Mr. Broeders is currently Chairman of the Executive
(Citizen of the Netherlands)                 Board of Cap Gemini N.V., a management consulting firm
                                             located in the Netherlands. Cap Gemini NV is the Dutch
                                             subsidiary of the global CGEY organization. From 1992 to
                                             1998, Mr. Broeders was general manager of IQUIP
                                             Informatica B.V., a software company in the Netherlands.

Robert M. Galford.......................     Robert M. Galford, 50, became a director of Parent in
Director                                     November 1996. Mr. Galford is currently managing partner
                                             of the Center for Executive Development, an executive
                                             education provider, in Boston. From 1999 to April 2001 he
                                             was the executive vice president and chief people officer
                                             at Digitas, Inc., a technology and marketing services
                                             firm. From 1994 to 1999 he consulted to professional
                                             services firms and taught in the Executive Programs at
                                             the Kellogg School of Management at Northwestern
                                             University and Columbia University's Graduate School of
                                             Business. Before joining Columbia's Executive Programs,
                                             he taught at Boston University from 1993 to 1994. Prior
                                             to his work in executive education, Mr. Galford was vice
                                             president of the MAC Group from 1986 to 1991 and its
                                             successor firm, Gemini Consulting, both of which are
                                             management consulting firms, from 1991 to 1994.

George R. Hornig........................     George R. Hornig, 48, became a director of Parent in
Director                                     November 1996. Mr. Hornig is currently a managing
                                             director at Credit Suisse First Boston, an investment
                                             banking firm. He was an executive vice president of
                                             Deutsche Bank Americas Holding Corporation, a diversified
                                             financial services holding company, and several of its
                                             affiliated entities, from 1993 to 1998. He is also a
                                             Director of Unity Mutual Life Insurance Company and U.S.
                                             Timberlands Company, L.P.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, POSITION WITH PARENT AND CITIZENSHIP      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------      --------------------------------------------------
Michael H. Welles.......................     Michael H. Welles, 48, became a director of Parent in
Director                                     November 1996. Mr. Welles has been a founding partner and
                                             treasurer of S2 Security Corporation, a technology
                                             security firm, since September 2002. He previously served
                                             as vice president and general manager of the platforms
                                             business with NMS Communications, an OEM infrastructure
                                             supplier to the telecom industry, from 2000 to 2002. He
                                             served as vice president of news operations and
                                             engineering for Individual.com, NewsEdge Corporation, and
                                             Individual, Inc., a group of news solutions companies,
                                             from May 1997 to June 2000. Before that he was a general
                                             manager at Lotus Development Corporation, a software
                                             company, from 1991 to 1997.

Richard C. Belanger.....................     Richard C. Belanger, 38, became Parent's chief technology
Chief Technology Officer                     officer in May 1998. Prior to joining Parent, from 1996
                                             to 1998, Mr. Belanger served as vice president of
                                             interactive media and vice president of technology for
                                             Mainspring Communications, an Internet strategy research
                                             consulting firm. He was vice president of technology at
                                             Information Access Company, an online information
                                             provider, from 1995 to 1996, and vice president of
                                             information services at Information Access Center,
                                             formerly Ziff-Davis Technical Information Company, from
                                             1992 to 1995.

Tahar Bouhafs...........................     Tahar Bouhafs, 47, became Parent's managing director,
Managing Director, Forrester Asia, MEA,      Asia, MEA, Latin America in October 2001. Mr. Bouhafs was
Latin America                                previously our director of international channels from
                                             1998 to 2001 and director of European sales from 1992 to
                                             1998. Prior to joining Parent, Mr. Bouhafs was a faculty
                                             member in the computer science departments at Fitchburg
                                             State College and Boston University from 1985 to 1992.

Neil Bradford...........................     Neil Bradford, 30, became managing director, Forrester
Managing Director, Forrester Global          Global in October 2001. Mr. Bradford was previously
(Citizen of the United Kingdom)              managing director for Forrester Research Ltd., a role he
                                             assumed after Parent's acquisition of Fletcher Research
                                             Limited, a UK-based research firm cofounded by Mr.
                                             Bradford in November 1999. Prior to cofounding Fletcher
                                             and joining Parent, Mr. Bradford was a consultant at
                                             McKinsey and Company, a management consulting firm, from
                                             1995 to 1997.

Robert W. Davidson......................     Robert W. Davidson, 55, became managing director,
Managing Director, Forrester Europe          Forrester Europe in June 2001. Prior to joining Parent,
(Citizen of the United Kingdom)              Mr. Davidson was vice president and corporate controller
                                             from 2000 to 2001 and vice president, finance from 1998
                                             to 2000 for Baan Company N.V., a software solutions and
                                             services company. Previously, Robert W. Davidson became
                                             managing director, Parent Europe in June 2001. Prior to
                                             joining Parent, Mr. Davidson was vice president and
                                             corporate controller from 2000 to 2001 and vice
                                             president, finance from 1998 to 2000 for Baan Company
                                             N.V., a software solutions and services company.
                                             Previously,

Emily Nagle Green.......................     Emily Nagle Green, 45, currently serves as managing
Managing Director, Forrester North America   director, Forrester North America. Ms. Green previously
                                             was managing director, Forrester Research B.V. from 1998
                                             to 2001 and director, people & technology strategies,
                                             from 1996 to 1998. Prior to joining Parent, Ms. Green was
                                             vice president of marketing and sales at Point of View,
                                             Inc., a video technology training firm, from 1994 to
                                             1995, and vice president of strategic marketing for ADC
                                             Fibermux, a computer networking hardware manufacturer,
                                             from 1991 to 1994.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, POSITION WITH PARENT AND CITIZENSHIP      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------      --------------------------------------------------
Warren Hadley...........................     Warren Hadley, 34, became Parent's chief financial
Chief Financial Officer and Treasurer        officer in February 2002. Mr. Hadley previously was our
                                             director of finance from 1999 to 2001 and corporate
                                             controller from 1996 to 1999. Prior to joining Parent,
                                             Mr. Hadley served as an audit manager for MacDonald,
                                             Levine, Jenkins, an accounting firm, from 1993 to 1995.

Brian Kardon............................     Brian Kardon, 45, became Parent's vice president of
Vice President, Strategy and Marketing       strategy and marketing in January 2003. Prior to joining
                                             Parent, Mr. Kardon was a co-founder and managing partner
                                             of Catalyst Consulting Collaborative, a strategic
                                             consulting firm, from 2002 and 2003 and president of
                                             First Act, Inc., a children's music development company,
                                             from 2000 to 2001. Mr. Kardon also served as the
                                             executive vice president of marketing and business at
                                             HomePortfolio, an online marketplace for home design,
                                             products and services, from 1999 to 2000 and senior vice
                                             president and chief marketing officer of Cahners Business
                                             Information, a business publisher, from 1995 to 1999.
                                             From 1987 to 1995, Mr. Kardon served as director of the
                                             marketing strategy practice at Braxton Associates, the
                                             strategy consulting division of Deloitte & Touche.

Timothy J. Moynihan, Esq. ..............     Timothy J. Moynihan, Esq., 33, became Parent's general
General Counsel and Secretary                counsel in February 2002. Mr. Moynihan previously served
                                             as our corporate counsel from 1998 to 2002. Mr. Moynihan
                                             also has served as secretary of Parent since 2001, as
                                             assistant secretary from 2000 to 2001, and as a member of
                                             Parent's legal department since 1996.

Timothy M. Riley........................     Timothy M. Riley, 50, became Parent's vice president,
Vice President, Strategic Growth             strategic growth in 1997. Prior to joining Parent, Mr.
                                             Riley served as the vice president of human resources at
                                             Renaissance Solutions, a strategy and knowledge
                                             management consulting firm, from 1993 to 1997. Mr. Riley
                                             served as director of human resources at Bolt Beranek and
                                             Newman, a technology research and development company,
                                             from 1987 to 1993.

     2. Directors and Executive Officers of the Purchaser. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are indicated below. The business address of each such director and executive officer is Whitcomb Acquisition Corp., in care of Forrester Research, Inc., 400 Technology Square, Cambridge, Massachusetts 02139. To the best knowledge of the Purchaser, none of the directors and officers of the Purchaser listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND POSITION WITH PURCHASER             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------             --------------------------------------------------
Timothy J. Moynihan, Esq...............                    (see above information)
Director, President and Secretary
Warren Hadley..........................                    (see above information)
Director and Treasurer

                                  APPENDIX II

             SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW --
                              RIGHTS OF APPRAISAL

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                         EQUISERVE TRUST COMPANY, N.A.

           By Mail:                      By Overnight Courier:                     By Hand:
    Attn: Corporate Actions             Attn: Corporate Actions              Securities Transfer &
        P.O. Box 43014                     150 Royall Street               Reporting Services, Inc.
   Providence, RI 02940-3014               Canton, MA 02021              c/o EquiServe Trust Company,
                                                                                     N.A.
                                                                         100 William Street, Galleria
                                                                              New York, NY 10038

     Questions and requests for assistance may be directed to the Information Agent at the telephone number and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           [Mackenzie Partners Logo]
                               105 Madison Avenue
                               New York, NY 10016
                     Banks And Brokers Call: (212) 929-5500
                All Others Please Call Toll-Free: (800) 322-2885
                      E-mail: proxy@mackenziepartners.com